     Exhibit 10.17.1
NON-EMPLOYEE DIRECTOR AWARD AGREEMENT
[Date]
Dear [Full Name]:
     Pursuant to the applicable Cablevision Systems Corporation Stock Plan for Non-Employee Directors, on [•] (the “Grant Date”), you were granted options to purchase shares of Cablevision Systems Corporation (“Cablevision”). In conjunction with the spin-off of Madison Square Garden, Inc. (the “Company”) from Cablevision on [•] (the “Distribution Date”), and pursuant to the Company’s 2010 Stock Plan for Non-Employee Directors (the “Plan”), you are receiving the award described in this agreement (the “Agreement”) of nonqualified stock options (the “Options”) to purchase [•] shares of Madison Square Garden, Inc. Class A common stock (“Shares”) at a price of $  per share. The Options are granted subject to the terms and conditions set forth below and in the Plan:
     1. OPTIONS
          1.1 You may exercise the Options at any time after the Distribution Date until the expiration of the Options pursuant to Paragraph 3 hereof, by giving written notice to the Company, or such person as the Company may designate, specifying the number of Options to be exercised (the “Exercise Notice”), together with a copy of this letter or by following such procedures as established by the Company.
          1.2 Prior to the delivery of the Shares for which the Option is being exercised, you will be required to deliver to the Company, or such person as the Company may designate, the aggregate exercise price of all Shares pursuant to such exercise of the Option. Payment may be made by cash, a check payable to the order of the Company, or by the delivery of Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise), or combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option.
          1.3 All rights to exercise an Option shall expire ten years from the Grant Date provided, however, that upon the termination of your service as a member of Cablevision’s Board of Directors for any reason, all rights to exercise an Option shall terminate upon the first to occur of (i) the third anniversary of the date of the termination of your service on Cablevision’s Board of Directors and (ii) the expiration of ten years from the Grant Date. Notwithstanding the foregoing, in the event of your death while an Option is exercisable, the Option will remain exercisable by your estate or beneficiary only until the first anniversary of your date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the Grant Date or the third anniversary of the date of the termination of your service on Cablevision’s Board of Directors.
     2. The Options (or any rights and obligations thereunder) granted to you may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Options (and any rights thereunder) shall be exercisable during your lifetime only by you or your legal representative. Notwithstanding the immediately preceding sentence, the Company may permit, under such terms and conditions that it deems appropriate in its sole discretion, you to transfer any Option to any person or entity that the Company so determines. Any assignment in violation of the provisions of this Section or Section 11 of the Plan shall be void.
     3. It is the Company’s intent that the Options granted comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”). All actions with respect to Options under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Act or any amendments thereto or any successor regulation, then the Compensation Committee of the Company’s Board of Directors may make such modifications so as to conform the Options granted thereunder to the Rule’s requirements.
     4. The Options are not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and cannot qualify for the special income tax benefits related to such options.
     5. If Cablevision, the Company or any of their respective Affiliates, as applicable, shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the Options, you shall make available to Cablevision, the Company or any of their respective Affiliates, as applicable, promptly when requested, sufficient funds to meet the requirements of such withholding and Cablevision, the Company or any of their respective Affiliates, as applicable, shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to Cablevision, the Company or any of their respective Affiliates, as applicable, out of any funds or property to become due to you.
     6. The Options granted by this letter are being issued pursuant and subject to the Plan. Capitalized terms used herein without definition shall have the meanings given to such terms that are defined in the Plan.

MADISON SQUARE GARDEN, INC.
By:
Name:
Title:

By your electronic signature, you acknowledge receipt of the Plan and of an executed original of this letter and agree to all of the terms set forth herein.